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                                                                    EXHIBIT 4.10

                     BERKSHIRE HATHAWAY FINANCE CORPORATION

                                OFFER TO EXCHANGE

       $200,000,000 PRINCIPAL AMOUNT OF ITS 4.625% SENIOR NOTES DUE 2013 UNCONDITIONALLY GUARANTEED BY BERKSHIRE HATHAWAY INC., WHICH HAVE BEEN
   REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL 4.625% SENIOR NOTES DUE 2013, UNCONDITIONALLY GUARANTEED BY BERKSHIRE HATHAWAY INC.,ISSUED ON
                                 MARCH 16, 2004

                                                                  [______], 2004

To Our Clients:

                  Enclosed for your consideration are the Prospectus, dated [_____], 2004 (as the same may be amended and supplemented from time to time, the "Prospectus"), and the related Letter of Transmittal (which together with the Prospectus constitute the "Exchange Offer"), in connection with the offer by Berkshire Hathaway Finance Corporation, a Delaware corporation (the "Company"), to exchange the Company's new 4.625% Senior Notes Due 2013 (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of the Company's outstanding 4.625% Senior Notes Due 2013, issued on March 16, 2004 (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer. The Exchange Offer will expire at 5:00 p.m. New York City time, on [____], 2004, unless extended (the "Expiration Date").

                  We are holding Outstanding Notes for your account. An exchange of the Outstanding Notes can be made only by us and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Outstanding Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

                  We request information as to whether you wish us to exchange any or all of the Outstanding Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

                  Your attention is directed to the following;

         1. The forms and terms of the Exchange Notes are the same in all material respects as the forms and terms of the Outstanding Notes (which they replace), except that the Exchange Notes have been registered under the Securities Act. The Exchange Notes will bear interest from the most recent interest payment date to which interest has been paid on the Outstanding Notes or, if no interest has been paid, from October 6, 2003.

         2. Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC"), as set forth in certain interpretive letters addressed to third parties in other transactions, Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. See "Shearman & Sterling," SEC No-Action Letter (available July 2. 1993), "Morgan Stanley & Co., Inc.," SEC No-Action Letter (available June 5, 1991) and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13. 1988). Accordingly, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of those Exchange Notes.

         3. The Exchange Offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered. Outstanding Notes may be tendered by each holder in a minimum aggregate principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

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         4.       Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange any Exchange Notes for, any Outstanding Notes and may terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under "The Exchange Offer--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied.

         5. Tendered Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, if such Outstanding Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

         6. Any transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in the Letter of Transmittal.

                  If you wish to have us tender any or all of your Outstanding Notes, please so instruct us by completing and returning to us the instruction form attached hereto. If you authorize a tender of your Outstanding Notes, the entire principal amount of Outstanding Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

                  The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Outstanding Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not he in compliance with the laws of such jurisdiction or would otherwise not he in compliance with any provision of any applicable securities law.

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